EXHIBIT 99.1

The CATO Corporation

                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

                          CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 2Q EPS OF $.51, EXCEEDS GUIDANCE

Provides Second Half Guidance

Charlotte, NC (August 22, 2013) – The Cato Corporation (NYSE: CATO) today reported net income of $14.8 million or $.51 per diluted share for the second quarter ended August 3, 2013, compared to net income of $17.3 million or $.59 per diluted share for the second quarter ended July 28, 2012.  Earnings per diluted share exceeded the top end of our current guidance by $.03; however, both net income and earnings per diluted share decreased 14% from the prior year.  Sales for the second quarter ended August 3, 2013 were $229.4 million, down 1% from sales of $231.5 million last year.  Second quarter same-store sales decreased 2%.

For the six months ended August 3, 2013, the Company earned net income of $45.6 million or $1.56 per diluted share, compared with net income of $49.1 million or $1.68 per diluted share for the six months ended July 28, 2012, a 7% decrease in net income and earnings per diluted share.  Sales for the first half were $496.6 million, down 2% to the prior year’s first half sales of $504.2 million.  Same-store sales for the first half were down 4% from the prior year.

“Same-store sales continue to be affected by slow economic growth, high unemployment and our customers’ limited discretionary spending,” said John Cato, Chairman, President, and Chief Executive Officer.  “We expect this difficult environment to continue in the second half.  We project second half earnings per diluted share will be within our original guidance range of $.19 to $.32.”

Second quarter gross margin was 36.8% compared to 38.4% last year due primarily to lower merchandise margins and higher store occupancy costs.  Second quarter SG&A costs as a percent of sales was up slightly at 25.7% versus 25.6% last year primarily as a result of higher insurance costs offset by lower incentive compensation expense.  The effective tax rate for the quarter was 36.0% compared to 37.3% last year, primarily due to the late renewal of the Work Opportunity Tax Credit last year, which had not been renewed by Congress as of the end of the second quarter last year.

As noted above, based on year-to-date results and the Company’s original guidance for the second half, earnings per diluted share are expected to be within the adjusted range of $1.75 to $1.88 versus $2.11 last year, a decrease of 17% to 11%.  By quarter, earnings per diluted share are estimated to be in the range of $.02 to $.09 versus $.16 last year for the third quarter and $.17 to $.23 versus $.27 last year for the fourth quarter.  Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 3% to flat.

During the first half, the Company opened four new stores, relocated three stores and closed eight stores.  The Company now expects to open 51 stores during 2013.  As of August 3, 2013, The Cato Corporation operated 1,306 stores in 31 states, compared to 1,295 stores in 31 states as of July 28, 2012.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED AUGUST 3, 2013 AND JULY 28, 2012

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	August 3,	%	July 28,	%	August 3,	%	July 28,	%
	2013	Sales	2012	Sales	2013	Sales	2012	Sales

REVENUES
Retail sales	$229,378	100.0%	$231,450	100.0%	$496,559	100.0%	$504,240	100.0%
Other income (principally finance,
late fees and layaway charges)	2,340	1.0%	2,613	1.1%	4,857	1.0%	5,167	1.0%

Total revenues	231,718	101.0%	234,063	101.1%	501,416	101.0%	509,407	101.0%

GROSS MARGIN (Memo)	84,428	36.8%	88,991	38.4%	194,708	39.2%	203,949	40.5%

COSTS AND EXPENSES, NET
Cost of goods sold	144,950	63.2%	142,459	61.6%	301,851	60.8%	300,291	59.6%
Selling, general and administrative	58,965	25.7%	59,220	25.6%	118,354	23.8%	120,575	23.9%
Depreciation	5,436	2.4%	5,742	2.5%	10,885	2.2%	11,513	2.3%
Interest and other income	(730)	-0.3%	(985)	-0.4%	(1,605)	-0.3%	(1,891)	-0.4%

Cost and expenses, net	208,621	91.0%	206,436	89.2%	429,485	86.5%	430,488	85.4%

Income Before Income Taxes	23,097	10.0%	27,627	11.9%	71,931	14.5%	78,919	15.6%

Income Tax Expense	8,322	3.6%	10,294	4.4%	26,317	5.3%	29,864	5.9%

Net Income	$14,775	6.4%	$17,333	7.5%	$45,614	9.2%	$49,055	9.7%

Basic Earnings Per Share	$0.51		$0.59		$1.56		$1.68

Diluted Earnings Per Share	$0.51		$0.59		$1.56		$1.68

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 3,	July 28,	February 2,
	2013	2012	2013
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$88,559	$66,043	$31,069
Short-term investments	157,326	211,390	157,578
Restricted cash	4,807	5,311	5,999
Accounts receivable - net	39,908	43,373	40,016
Merchandise inventories	111,206	107,034	140,738
Other current assets	15,834	7,695	14,814

Total Current Assets	417,640	440,846	390,214
Property and equipment – net	139,550	125,520	134,227

Other assets	10,223	7,016	8,205

TOTAL	$567,413	$573,382	$532,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$154,002	$137,996	$159,602

Noncurrent Liabilities	29,850	32,118	27,810

Stockholders' Equity	383,561	403,268	345,234

TOTAL	$567,413	$573,382	$532,646